REPERIO EXPLORATION

May 11, 2007

Mr. Jeffrey Eisenberg

Chief Executive Officer

Future Now, Inc.

Persuasion Architecture, Inc.

246 Creamer Street,

Brooklyn, NY 11235

Dear Mr. Eisenberg:

This letter (the “Letter”) will confirm our discussion regarding a reverse merger transaction (the “Transaction”) among Future Now, Inc. (“FNI”), its wholly-owned subsidiary Persuasion Architecture, Inc. (“PAI”) (collectively the "Company") and Reperio Exploration ("RPEX"). Subject to the preparation, execution and performance of "Definitive Agreements" (as defined below) containing such additional terms, conditions, covenants, representations and warranties as the parties thereto may in good faith require, we have agreed in principle to the following:

1. At the time of the "Closing" (as defined below):

A. Eisenberg Holdings, LLC, John Quarto-von Tivadar, Roy & Penne Williams, Lisa T Davis, Fintech Group, LLC, and L. Milton Woods, collectively representing all the issued and outstanding shareholders of FNI as of the date of this Letter, and referred to hereinafter as the "Shareholders," shall transfer to RPEX all of the outstanding ownership of the Company per an agreed upon definitive agreement..

B. The board of directors of RPEX (the “Board”) shall resign and a new board (the “New Board”) shall be established in compliance with the Sarbanes-Oxley Act of 2002 and in agreement with the Company. Such a Board will include; Jeffrey Eisenberg, Bryan Eisenberg and William Schloth (“FNI Management”). The officers of RPEX shall be agreed upon by the New Board through resolution at the Closing.

C. RPEX shall have at least $1,000,000 in cash from a financing that will close concurrent with the close as agreed to in a definitive agreement. This financing will be an equity financing with equity issued and registered on a SB-2. The new board of directors will make best efforts to cause a registration statement to clear with the Securities and Exchange Commission (“SEC”). RPEX at the close will have no material liabilities or obligations except those incurred in the ordinary course of its business.

D.       The Shareholders of the Company shall have approved the transactions contemplated herein to the extent required under applicable laws of incorporation or jurisdiction.

E.       The Company shall have adequately provided for, as defined below, the transition of those investors (the “Closed Note Investors”) that participated in the Company’s Convertible Note and Warrant Offering (collectively the “Offering”, individual financial instruments from the Offering, the “Notes” and “Warrants”). The Offering for the Company will remain open until the Closing

Letter of Intent

May 11, 2007

Date. Adequately Provided For, as referred to above, shall mean; (i) repayment of Notes at or prior to Closing, (ii) Conversion of Notes or Warrants at or prior to Closing, (iii) Assumption of Notes and/or Warrants by RPEX, or (iv) some combination of (i), (ii) and (iii).

F. The shareholders of RPEX shall have approved (1) the transactions contemplated herein to the extent required under applicable laws of incorporation or jurisdiction, (2) the change of name of RPEX to Future Now Interactive, or other name provided by the Company, and begin the process of name change at the execution of this Letter. RPEX shall have properly approved and completed a recapitalization whereby (1) the issued and outstanding shares would be increased to 54,848,000, (2) the authorized shares amount shall be increased from 75mm to 900mm. Other than the 54,848,000 shares of RPEX common stock issued and outstanding at the Closing and any instruments issued and/or assumed as part of Adequately Providing For the Closed Note Investors, no other common stock equivalents or other equity like instruments will be outstanding.

G. RPEX or the Company as the case may be shall enter into three-year employment agreements with Jeffrey Eisenberg, Bryan Eisenberg, William Schloth and John Quarto-von Tivadar on terms mutually acceptable to them. It is further understood that the employment agreements for Jeffrey & Bryan Eisenberg (both collectively, the “Eisenbergs”) will include clauses whereby at the Closing the Eisenbergs, through individual and/or corporate ownership, will owner at least 50.1% of the then voting securities of RPEX.

H. The Company shall have completed its financial audits for the calendar years ended December 31, 2005 and 2006 and changed its year end to June 30 with stub period financial statements available.

2. The closing ("Closing“) on the Transaction described in paragraph 1 above shall occur upon: (a) the parties agreeing upon, executing and delivering such agreements (the "Definitive Agreements") as may be necessary or appropriate, including those listed in paragraph 1 above, to implement the Transaction described herein or such adjusted transactions as the parties may mutually agree upon. It is the intent of the parties to cause the Closing to occur on or before July15, 2007. The parties agree to use their best efforts and to fully cooperate with each other in promptly obtaining any necessary regulatory approvals.

3. The Company represents and warrants that (a) the Company is a corporation duly organized and in good standing under the laws of the state of its formation, (b) the Shareholders each own the interests in the Company, (c) except for the Closed Note Investors and the Shareholders, there are no other interests outstanding or rights granted by the Company to acquire, or convertible into, the same, (d) the Company has the authority to enter into this Letter and (f) execution and performance of this Letter will not cause a breach of any other agreement to which the Company is a party.

4. RPEX represents and warrants that (a) it is a corporation organized and in good standing under the laws of its jurisdiction or incorporation, (b) it has the authority to enter into this Letter, and (c) execution and performance of this Letter will not cause a breach of any other agreement to which either is a party. RPEX represents and warrants that each of the directors or representatives of RPEX signing this Letter has the authority to enter into this Letter.

5. Prior to Closing, except as otherwise provide for under the Offering the Company agrees not to issue additional ownership interests in the Company of any type, or rights thereto. Prior to Closing, except

Letter of Intent

May 11, 2007

with the prior written agreement of the Company or as provided for through the recapitalization, RPEX agrees not to issue additional shares or other ownership interests in RPEX of any type, or rights beyond that currently provided for.

6. As an inducement to the Company to enter into this Letter and to expend effort and expenses on the transactions contemplated herein and due diligence of RPEX, until the Closing, RPEX shall: (a) conduct business only in the normal and ordinary course and in substantially the same manner as conducted previously; (b) use best efforts to preserve intact its business organization and goodwill; (c) not make any dividend or other distribution; (d) not make any material change to any material agreements or incur any material liabilities without the Company’s approval; (f) not incur any debt or other obligations other than in the ordinary course of business without the prior written consent of the Company; and (g) grant no additional rights in RPEX.

As an inducement to the RPEX to enter into this Letter and to expend effort and expenses on the transactions contemplated herein and due diligence of the Company, until the Closing, the Company shall: (a) conduct business only in the normal and ordinary course and in substantially the same manner as conducted previously; (b) use best efforts to preserve intact its business organization and goodwill; (c) not make any dividend or other distribution; (d) change management only as reasonably acceptable to the RPEX; (e) not make any material change to any material agreements or incur any material liabilities without prior written consent of RPEX; (f) other than for that provided for under the Offering not incur any debt or other obligations other than in the ordinary course of business without the prior written consent of RPEX; and (g) grant no additional rights in the Company.

7. Until the Closing, the Company shall (including any subsidiaries and affiliates) to: (a) grant RPEX and its representatives, access to its and their premises and books and records and (b) furnish to RPEX and its respective representatives such financial, operating and other information with respect to its business and properties as RPEX shall from time to time reasonably request. With the prior consent of the Company, which will not be unreasonably withheld RPEX and their respective representatives may communicate in connection with their examination of the Company with any person having business dealings with the Company. All of such access, investigation and communication by RPEX will be conducted in a manner designed not to interfere unduly with the normal business of the Company.

8. Until the Closing, RPEX shall: (a) grant the Company, as well as its representatives, access to its books and records and (b) furnish to the Company as well as its representatives such financial, operating and other information with respect to RPEX’s business and properties as the Company shall from time to time reasonably request. With the prior written consent of RPEX, which will not be unreasonably withheld, the Company and its respective representatives may communicate in connection with their examination of RPEX with any person having business dealings with RPEX. All of such access, investigation and communication by the Company will be conducted in a manner designed not to interfere unduly with the normal business of RPEX.

9. Each party shall be responsible for its own costs in connection with this Letter and the transactions contemplated herein.

10. Each party agrees that it will not make any public announcements relating to this Letter or the transactions contemplated herein, other than that announcement concerning the signing of this Letter by RPEX, without the prior written consent of the other parties hereto, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other parties hereto and seeking their consent to such announcement. Each party further agrees that it

Letter of Intent

May 11, 2007

will not release or issue any reports, statements or releases pertaining to this Letter and the implementation hereof or that any information or material which is obtained from another party hereto without the prior written consent of the other parties hereto except to professional advisors under a duty of confidentiality as necessary to consummate the transaction. Each party agrees that such information will be used solely for the purposes of evaluating the other parties hereto in connection with the transactions contemplated herein and that such information will not be used or disclosed other than in furtherance of such purpose under the terms of this Letter. Upon the actual Closing and as incorporated into the Definitive Agreement, press releases will be made at the discretion of the management of the Investor. Furthermore, RPEX acknowledges that prior to the Closing, the Company may make select institutional and individual investors aware of the transaction.

11. This Letter shall terminate only upon the earliest to occur of (a) the execution of the Definitive Agreements; (b) the execution and delivery by the parties of an agreement superseding this letter; (c) the notification to, the Company by RPEX or to RPEX by the Company, of its election to terminate this Letter based on the results of their due diligence investigation; (d) the notification by any party to the other party hereto of the election to terminate this Letter for material departure by the other party from the agreements set forth in this Letter; (e) the giving of a notification by the Company to RPEX that any representations or warranties made by RPEX in this Letter are false, misleading or incomplete in any material respect; (f) the giving of a notification by RPEX to the Company that any representations or warranties made by the Company in this Letter are false, misleading or incomplete in any material respect; or (g) failure of the Closing to occur within 90 days of the date of this Letter.

12. This Letter is intended to be binding on the parties hereto. Except as otherwise provided in the preceding sentence, the respective rights and obligations of the parties remain to be defined in the Definitive Agreements, into which this letter and any prior discussions shall merge and which shall contain representations and warranties and other terms yet to be agreed upon and may reflect additional or different terms consistent with the economic and other objectives set out above as may be necessary to meet the needs of the parties including without limitation tax and securities matters. Notwithstanding any other provisions in this Letter, (a) the obligations of RPEX are subject to the satisfaction of each with their respective due diligence examinations of the Company, including, without limitation, satisfaction as to the Company's business plans, management, competition, technologies and financial condition; and (b) no party shall be under any obligation to consummate the transactions contemplated herein if, in the sole discretion of such party, it determines not to proceed with any of such transactions whether as described herein or on other terms. The parties agree to work in good faith to timely enter into and consummate the Definitive Agreements.

13. Each party to this Letter agrees to indemnify and hold harmless the other party, in any way, from being liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) related to this Letter or otherwise. Each party further agrees to indemnify and hold harmless each other and their respective personnel and any affiliates from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this Letter. The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this Letter.

Letter of Intent

May 11, 2007

14. This Letter as well as any disputes directly or indirectly affecting this Letter shall be subject to and interpreted in accordance with the laws of New York. Notices shall be deemed given when delivered to a party at the address or fax number for such party listed under their signatures below.

If the foregoing correctly expresses our understanding, please indicate your agreement by signing and dating the enclosed copy of this letter in the space indicated below and returning it to the address or fax provided below.

Yours very truly,

REPERIO EXPLORATION

By:	/s/ Gord Samson_____________________________

Name:	Gord Samson
Title	President
Address: Suite 650 1500 West Georgia Street
Vancouver, BC V3B 5X6
Fax:	604 628 7059

THE UNDERSIGNED AGREE TO THE FOREGOING.

FUTURE NOW, INC. &

PERSUASION ARCHITECTURE, INC.

By:	_/s/ Jeffrey Eisenberg________	Address:	246 Creamer St, 2nd Flr
Brooklyn, NY. 11235
Name:	Jeffrey Eisenberg
Title:	CEO	Fax:	(203) 659-1690